Exhibit 10.10
Cash Bonus Plan
     The following is a description of our cash bonus plan for 2006, as adopted by our board of directors. Our cash bonus plan is intended to provide an incentive for business performance, reward contributions towards goals consistent with our business strategy and enable us to attract and retain highly qualified executive officers and key employees. The cash bonus plan provides for the payment of cash bonuses to employees who are considered management level, including the named executive officers, and certain other employees. The cash bonus plan is administered by the board of directors, which has full authority to select participants, set bonus amounts and fix performance targets. The board receives recommendations from the compensation committee with input from our chief executive officer with respect to officers other than himself.
     Bonuses under the cash bonus plan are paid to participants based upon achievement of performance objectives established with respect to each fiscal year. The performance objectives for 2006 are based upon achievement of revenue and Adjusted EBITDA targets and on execution of other key corporate goals. During 2006, each of our named executive officers are eligible to receive a bonus under the cash bonus plan, with Mr. Boyle eligible to receive a bonus of 30% of his base salary if performance objectives are met and each other named executive officer eligible to receive a bonus of 20% of their base salary if performance objectives are met. The board of directors may increase these amounts if revenue and Adjusted EBITDA exceed the plan performance targets.
     In addition to the named executive officers, other employees are eligible for the award of bonuses under the cash bonus plan for exceptional performance, as determined by the board of directors.
     Following the completion of this offering, the cash bonus plan will be administered by our compensation committee, whose determination on all matters relating to the cash bonus plan will be final and binding. At the beginning of each year, the compensation committee will select the eligible participants in our cash bonus plan, establish the performance goals for that year, and determine target incentive bonuses for the participants. At the end of each performance period, the compensation committee will certify that the performance goals have been met with respect to the given year. The compensation committee may amend, suspend or terminate the cash bonus plan at any time in its sole discretion.